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                                                                  EXHIBIT (A)(5)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of
                              AG Associates, Inc.

                                      at

                              $5.50 Net Per Share

                                      by

                          MIG Acquisition Corporation
                         a wholly owned subsidiary of

                         STEAG Electronic Systems GmbH


    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 19, 1999, UNLESS THE OFFER IS
                                   EXTENDED.


To Our Clients:

  Enclosed for your consideration are an Offer to Purchase, dated January 22, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") relating to the offer by MIG Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of STEAG Electronic Systems GmbH, a corporation organized under the laws of the Federal Republic of Germany, to purchase all outstanding shares of common stock, without par value (the "Shares"), of AG Associates, Inc., a California corporation (the "Company"), at a price of $5.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Parent is a wholly owned subsidiary of STEAG Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany. Also enclosed is the letter to shareholders of the Company from Dr. Arnon Gat, Chief Executive Officer and Chairman of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company. We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The tender price is $5.50 per Share, net to the seller in cash, without interest.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, has determined that each of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and the Company's shareholders, and recommends that the Company's shareholders accept the Offer and tender their Shares to Purchaser.

    4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, February 19, 1999, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute not less than 90% of the Shares then outstanding (the "Minimum Condition"), and (ii) the expiration or termination of
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  any applicable waiting periods under the Hart-Scott-Rodino Antitrust
  Improvements Act of 1976, as amended. The Offer also is subject to the other terms and conditions described in the Offer to Purchase.

    6. In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding are acquired by Purchaser pursuant to the Offer and the Stock Option described in the Offer to Purchase, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to 3,095,294 Shares or such greater or lesser number of Shares as equals 49.9% of the Shares then outstanding (the "Revised Minimum Number") and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer).

    7. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us as soon as possible so that we will have ample time to tender your Shares on your behalf prior to the expiration of the Offer.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by BankBoston, N.A. (the "Depositary") of (i) the certificates evidencing the tendered Shares (the "Share Certificates"), or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in the Offer to Purchase, and
(iii) any other documents required under the Letter of Transmittal.

  The Offer is made to all holders of Shares solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                       2
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                       Instructions With Respect to the
       Offer to Purchase for Cash All Outstanding Shares of Common Stock

                                      of

                              AG Associates, Inc.

                                      by

                          MIG Acquisition Corporation

                         a wholly owned subsidiary of

                         STEAG Electronic Systems GmbH

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 22, 1999, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by MIG Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of STEAG Electronic Systems GmbH, a corporation organized under the laws of the Federal Republic of Germany, to purchase all outstanding shares of common stock, without par value (the "Shares"), of AG Associates, Inc., a California corporation.

  This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

    NUMBER OF SHARES TO BE                              SIGN HERE
          TENDERED:*                      -------------------------------------


                                          -------------------------------------
SHARES: _______________________

                                                Signature(s) of Holder(s)

Dated: __________________, 1999           Name(s) of Holder(s):
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
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1404-LT-99